SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                               (Amendment No. 1)*

                            Gateway Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   367583 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 18, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [   ]   Rule  13d-1(b)

   [ X ]   Rule  13d-1(c)

   [   ]   Rule  13d-1(d)

1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 367583 10 1                                             Page 2 of 4
          -----------

================================================================================
     1    NAMES  OF  REPORTING  PERSONS
                 Ernest Kresch
          S.S. OR I.R.S. IDENTIFICATION NO.  OF  ABOVE  PERSONS (entities only)
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  [ ]
                                                                      (b)  [ ]
          N/A
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          United States of America
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      37,920
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          0
OWNED  BY       ----------------------------------------------------------------
EACH            7     SOLE  DISPOSITIVE  POWER
REPORTING             37,920
PERSON  WITH    ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      0
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          37,920
--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9) EXCLUDES CERTAIN
          SHARES    [   ]    N/A
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          5.5%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON (See Instructions)
          IN
================================================================================

CUSIP No. 367583 10 1                                             Page 3 of 4
          -----------


Item  1(a).     Name  of  Issuer:

           Gateway  Bancshares,  Inc.

Item  1(b).     Address  of  Issuer's  Principal  Executive  Offices:

           5102  Alabama  Highway
           Ringgold,  Georgia  30736

Item  2(a).     Name  of  Person  Filing:

           Ernest  Kresch

Item  2(b).     Address  of  Principal  Business  Office or, if None, Residence:

           3216  Three  Notch  Road
           Ringgold,  Georgia  30736

Item  2(c).     Citizenship:

            United  States  of  America

Item  2(d).     Title  of  Class  of  Securities:

            Common  Stock

Item  2(e).     CUSIP  Number:

            367583  10  1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

            Not  applicable

Item  4.    Ownership  as  of  January  18,  2001:

            (a)     Amount  beneficially  owned:  37,920
                                                  ------

            (b)     Percent  of  class:  5.5%
                                         ----

            (c)     Number  of  shares  as  to  which  such  person  has

                    (i)     sole  power  to  vote  or  direct  the  vote: 37,920
                                                                          ------

                    (ii)    shared power to vote  or  direct  the  vote:       0
                                                                          ------

                    (iii) sole power to dispose or to direct the disposition of: 37,920
                                ------

                    (iv)    shared  power to dispose or direct the disposition
                            of:      0
                                 -----


Item  5.     Ownership  of  Five  Percent  or  Less  of  a  Class:

             Not  Applicable

Item  6.     Ownership  of  More  than Five Percent on Behalf of Another Person:

             Not  applicable

CUSIP No. 367583 10 1                                             Page 4 of 4
          -----------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Not  applicable

Item  8.     Identification  and  Classification  of  the  Members of the Group:

             Not  applicable

Item  9.     Notice  of  Dissolution  of  Group:

             Not  applicable

Item  10.    Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                           SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         Date:             January  25,  2001
                                        ----------------------------------------

                         Signature:        /s/  Ernest  Kresch
                                        ----------------------------------------

                         Name:             Ernest  Kresch
                                        ----------------------------------------